EXHIBIT A

COVER LETTER TO OFFER TO PURCHASE AND LETTER OF TRANSMITTAL

IF YOU DO NOT WANT TO SELL SHARES OF BENEFICIAL INTEREST AT THIS TIME, PLEASE DISREGARD THIS NOTICE. THIS IS SOLELY NOTIFICATION OF THE FUND’S TENDER OFFER.

December 23, 2020

Dear J.P. Morgan Access Multi-Strategy Fund II Shareholder:

We are writing to inform you of important dates relating to a tender offer by J.P. Morgan Access Multi-Strategy Fund II (the “Fund”). If you are not interested in having the Fund repurchase all your shares of beneficial interest or a portion of your shares in the Fund (“Shares”) as of March 31, 2021, please disregard this notice and take no action.

The tender offer period will begin on December 23, 2020 and will end at 11:59 p.m., New York time, on Monday, January 25, 2021, at which point the Offer will expire. The purpose of the tender offer is to provide liquidity to Shareholders of the Fund. Shares may be presented to the Fund for purchase only by tendering them during one of the Fund’s announced tender offers.

Should you wish to tender all your Shares or a portion of your Shares for purchase by the Fund during this tender offer period, please complete and return the enclosed Letter of Transmittal so that it is received by BNY Mellon Investment Servicing (US) Inc. (“BNY Mellon”) no later than January 25, 2021. If you do not wish to have all or any portion of your Shares repurchased, simply disregard this notice. NO ACTION IS REQUIRED IF YOU DO NOT WISH TO HAVE ANY PORTION OF YOUR SHARES REPURCHASED AS OF MARCH 31, 2021.

If you would like to tender your Shares, you should complete, sign and either (i) mail (via certified mail, return receipt requested) or otherwise deliver the Letter of Transmittal to J.P. Morgan Access Multi-Strategy Fund II, c/o BNY Mellon Investment Servicing (US) Inc. at P.O. Box 9870, Providence, RI 02940-8070, Attention: Tender Offer Administrator; or (ii) fax it to BNY Mellon at (508) 599-4234, Attention: Tender Offer Administrator (if by fax, please deliver an original, executed copy promptly thereafter), so that it is received before 11:59 p.m., New York time, on Monday, January 25, 2021.

If you have any questions, please refer to the enclosed Offer to Purchase document, which contains additional important information about the tender offer, or call the Tender Offer Administrator at BNY Mellon at (877) 356-1087.

Sincerely,

J.P. Morgan Access Multi-Strategy Fund II